Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
 (631) 537-1001, ext. 7255

                                                                                BRIDGE BANCORP, INC.
                                               REPORTS FOURTH QUARTER AND YEAR END 2008 RESULTS
      Earnings Growth and Substantial Increases in Deposits and Loans

(Bridgehampton, NY – January 26, 2009) Bridge Bancorp, Inc. (NASDAQ®: BDGE), the parent company of The Bridgehampton National Bank, today announced fourth quarter and year end results for 2008 with increased net income and earnings per share along with growth in loans and deposits. Highlights for the quarter and the year include:

•	Net income of $2.2 million or $0.36 per share for the quarter, a 9% increase over the same period last year.

•	Net income for 2008 of $8.8 million or $1.43 per share, compared to $1.36 in 2007.

•	Returns on average equity and assets for 2008 of 16.29% and 1.24%, respectively.

•	Net interest income for the year and quarter increased with net interest margins of 4.70% and 4.64%, respectively.

•	Total assets grew to a record $839 million or 38% higher than 2007.

•	Total loans amounted to $429.7 million, reflecting growth of $54.4 million or 15% over 2007.

•	Deposits of $659.1 million, an increase of $150 million or 30% during 2008.

•	Demand deposits aggregated $181.2 million representing 28% of total deposits at December 31, 2008.

•	Continued strong credit quality with prudent increases in reserve levels.

•	Shareholder approval of an authorization to issue Preferred Shares.

•	The declaration of $0.92 per share in dividends during 2008.

“The results for 2008, despite the increasingly difficult economic conditions, reflect our core strength and the benefits of adhering to a conservatively executed community banking model. During the year, we expanded our deposit base, utilizing these funds to prudently underwrite loans and add to our securities portfolio. Our growth reflects returns on our branch expansion efforts and success in capitalizing on market opportunities,” commented Kevin M. O’Connor, President and Chief Executive Officer of Bridge Bancorp, Inc.

Net Earnings and Returns
Net income for the fourth quarter was $2.2 million or $0.36 per diluted share, a 9% increase from the $2.0 million and $0.33 per diluted share recorded in the fourth quarter of 2007. Net income for the year ended December 31, 2008 was $8.8 million or $1.43 per diluted share compared to $8.3 million and $1.36 per diluted share in 2007. The results for the quarter and the year demonstrate substantial growth in net interest income coupled with increases in non-interest income, partially offset by higher provisions for loan losses and costs associated with new branches and other sales initiatives.

During 2008, the impact of higher earning assets combined with a stable, strong net interest margin resulted in growth in net interest income. Average earning assets in 2008 increased 18% to $663.3 million from the 2007 level of $562.0 million. The net interest margin for 2008 was 4.70%, compared to the prior year margin of 4.69%. For the fourth quarter of 2008, average earning assets increased 30% to $742.3 million from the 2007 level of $570.2 million. The net interest margin decreased to 4.64% in the fourth quarter of 2008 compared to 4.79% for same period in 2007, primarily due to the declining interest rate environment. The growth in earning assets for the year was driven by increases in securities and loans, funded principally by deposits. Other income continues to increase as deposit related fees and revenues offset declines in title fee income.

The provision for loan losses was $.9 million for the fourth quarter of 2008 and $2.0 million for the year.  These amounts exceed the prior year’s levels and are indicative of various factors considered in assessing the adequacy of the reserve for loan losses. This assessment includes an evaluation of loan portfolio growth, loan charge-offs and changes in the risk assessments of loans. Additionally, the current economic environment is considered and trends are projected on both a national and local level. These factors combined with statistical analysis supported the increase in provision.

Increases in operating expense during 2008 were principally due to staff and facility costs associated with growth initiatives, higher FDIC insurance premiums and other items related to service expansion. Overall, the Company’s efficiency ratio of 56.85%, a measure of expense to revenue, remains lower than the median for other community banks of similar size and profile.

“The ability to increase income, despite higher credit costs and other growth related expenses, exemplifies our success in identifying market opportunities for asset growth and our ability to fund this growth with stable core deposits,” stated Mr. O’Connor. “The 2008 results are indicative of our ability to execute our business strategy, while continuing to invest for the future.”

Balance Sheet and Asset Quality
Total assets were $839.1 million at December 31, 2008, a 38% increase compared to $607.4 million last year. Loan growth combined with increased securities holdings, resulted in a net increase in earning assets. The securities portfolio is comprised entirely of obligations guaranteed by the government and municipal obligations, and does not contain instruments directly affected by the recent corporate failures and defaults. Consistent with our long term strategic focus, loan originations include local commercial relationships and real estate related loans, with most supported by new or expanded deposit relationships.  “Our expanded branch network and locally based loan teams provided us with an opportunity to build our portfolio, fostering the development of additional full service banking relationships,” commented Mr. O’Connor.

Non-performing assets increased during the fourth quarter of 2008 to $3.1 million compared to $.7 million at September 30, 2008 and $.2 million at December 31, 2007, respectively. The increase, while significant, reflects a single loan of approximately $2.5 million.  The collateral underlying this loan is a first lien on real estate with an updated appraised value of $8.4 million, and no material losses are anticipated.  Overall, the credit quality of the loan portfolio remains strong as other measures of delinquencies remain consistent with prior years. “Our long tradition of conservative underwriting and avoidance of speculative lending has minimized the impact of the deteriorating economic environment on our asset quality,” commented Mr. O’Connor. “However, the increasingly negative reports on the economy, which accelerated in the fourth quarter, are a cause of concern for consumers, businesses and all financial institutions. These factors along with others were carefully considered as we established reserve levels, and will be a priority as we assess all 2009 business opportunities,” noted Mr. O’Connor. The loan loss provisions recorded this quarter and over the past twelve months increased the allowance for loan losses to $4.0 million from $3.0 million at December 31, 2007, increasing the overall allowance to .92% of the outstanding loan portfolio at December 31, 2008 from .79% at December 31, 2007.

Total deposits, fueled by increased sales initiatives and maturation of newer branches, increased by $150 million or 29.5% to $659.1 million at year end. Average deposits in 2008 grew by $74.2 million to $616.7 million or 14% above the prior year level.  Demand deposits, which remain a key source of funding grew on average by $6.2 million during 2008 and represent 28% of deposits at December 31, 2008. The deposit growth occurred in all markets and included both new commercial and consumer relationships. Core retail and commercial deposits increased $98.6 million or 23% over the prior year to $520.8 million at December 31, 2008.

“The funding provided by deposits is a primary driver of profitability, and maintaining this momentum is important for continued success.  The competitive landscape remains challenging, but our sound financial condition and focus on banking fundamentals have enhanced our efforts to develop full service banking relationships in the communities we serve. This strategy will continue as we move forward identifying new markets and expanding existing ones,” remarked Mr. O’Connor.

Market opportunities contributed to the fourth quarter strategy to utilize wholesale funding to increase securities holdings and manage seasonal deposit flows. This strategy enhanced earnings and assisted in managing the Bank’s liquidity. Other borrowings increased to $116 million at December 31, 2008, compared to $42 million at December 31, 2007, and $15 million at September 30, 2008.

Stockholders’ equity continues to grow due to earnings and net increases in the value of the securities portfolio. The Company remains “well-capitalized” and its related capital ratios for the Bank and holding company are substantially above regulatory minimums. On January 7, 2009, the Company received preliminary approval from the U.S. Treasury Department to participate in its Capital Purchase Program (CPP) and to issue up to $15 million of Senior Preferred shares, along with warrants, potentially enhancing the capital of the Company. “The decision to participate is being weighed carefully. We are evaluating the potential benefits additional capital could provide in supporting growth initiatives, balanced against the restrictions, commitments and uncertainties participation may require. The current legislative initiatives being discussed create concerns and raise questions regarding the original intent of the program,” commented Mr. O’Connor. “This is a time when capital is vitally important, but if participation has the potential to impact future dividends or other items not previously disclosed, it might not be prudent to participate.”

Opportunities and Challenges
“In assessing our performance for 2008, we must recognize the benefits of our long history of conservative risk management and adherence to the basic principles of banking. This Company’s credit decisions have always reflected conservative underwriting standards, assessing a borrower’s character, ability to repay and, if applicable, the value of the collateral. The events of the past several years have proven this was not the model followed by many in our industry. The loans and investments made, and leverage used, have resulted in the worst financial crisis of our generation.

To navigate through these times, we must remain even more committed to our core principles that serve as the Company’s foundation. Our first responsibility is to our shareholders and next to our customers, employees and the community.  A foundation for growth exists and we will need to react proactively to the new order of banking, adapting to an expected new wave of regulation and legislative initiatives.  We will also increasingly work with existing customers to assist them in dealing with this crisis.

The challenges are many. However, if we maintain discipline and focus diligently while prudently allocating resources, we can continue to succeed in this challenging period and beyond,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a one bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $800 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Riverhead Town, operates 14 retail branch locations. In 2009, the Bank plans to open two new branches in Shirley and Deer Park, New York. Through this network and electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

The Annual Meeting of Bridge Bancorp, Inc. shareholders will be held on Friday, April 24, 2009 at 11:00 a.m., in the Community Room, The Bridgehampton National Bank, 2200 Montauk Highway, Bridgehampton, NY.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan in investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Balance Sheets (unaudited)
(In thousands)

	December 31,	December 31,
	2008	2007
ASSETS
Cash and Due from Banks	$ 28,885	$ 14,348
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	314,495	189,771
Securities Held to Maturity	43,444	5,836

Loans	429,683	375,236
Less: Allowance for Loan Losses	(3,953)	(2,954)
Loans, net	425,730	372,282
Premises and Equipment, net	18,377	18,469
Accrued Interest Receivable and Other Assets	8,128	6,718
Total Assets	$ 839,059	$ 607,424

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 181,213	$176,130
Savings, NOW and Money Market Deposits	344,860	253,012
Certificates of Deposit of $100,000 or More and Other Time Deposits	133,012	79,767
Total Deposits	659,085	508,909
Federal Funds Purchased and Repurchase Agreements	85,900	32,000
Federal Home Loan bank advances	30,000	10,000
Other Liabilities and Accrued Expenses	7,935	5,406
Total Liabilities	782,920	556,315
Total Stockholders' Equity	56,139	51,109
Total Liabilities and Stockholders' Equity	$ 839,059	$ 607,424

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	11.1%	12.1%
Tier 1 Capital (to risk weighted assets)	10.3%	11.5%
Tier 1 Capital (to average assets)	6.9%	8.4%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007

Interest Income	$ 10,793	$ 9,137	$ 39,620	$ 35,864
Interest Expense	2,429	2,465	9,489	10,437
Net Interest Income	8,364	6,672	30,131	25,427
Provision for Loan Losses	925	355	2,000	600
Net Interest Income after Provision for Loan Losses	7,439	6,317	28,131	24,827
Other Non Interest Income	1,157	1,100	4,944	4,440
Title Fee Income	175	262	1,120	1,339
Net Security Losses	-	-	-	(101)
Total Non Interest Income	1,332	1,362	6,064	5,678
Salaries and Benefits	3,306	2,849	12,710	10,755
Other Non Interest Expense	2,178	1,836	8,447	7,413
Total Non Interest Expense	5,484	4,685	21,157	18,168
Income before Income Taxes	3,287	2,994	13,038	12,337
Provision for Income Taxes	1,098	978	4,288	4,043
Net Income	$ 2,189	$ 2,016	$ 8,750	$ 8,294
Basic Earnings Per Share	$ 0.36	$ 0.33	$ 1.44	$ 1.37
Diluted Earnings Per Share	$ 0.36	$ 0.33	$ 1.43	$ 1.36

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	1.11%	1.31%	1.24%	1.38%
Return on Average Stockholders' Equity	15.99%	16.10%	16.29%	17.47%
Net Interest Margin	4.64%	4.79%	4.70%	4.69%
Efficiency Ratio	54.89%	56.82%	56.85%	56.72%